Exhibit 99.1

Eagle Bancorp Montana Earns $422,000 in First Fiscal Quarter; Highlighted by Net Interest Margin Expansion; Declares Regular Quarterly Cash Dividend

HELENA, Mont.--(BUSINESS WIRE)--October 23, 2012--Eagle Bancorp Montana, Inc. (NASDAQ:EBMT), (the “Company,” “Eagle”), the holding company of American Federal Savings Bank, today reported it earned $422,000, or $0.11 per diluted share, in the first fiscal quarter ended September 30, 2012, compared to $428,000, or $0.11 per diluted share, in the first quarter a year ago. In the fourth quarter ended June 30, 2012 Eagle earned $605,000, or $0.15 per diluted share.

The Company also announced its board of directors has declared a regular quarterly cash dividend of $0.07125 per share payable November 27, 2012 to shareholders of record November 6, 2012.

“Eagle’s first quarter operating results include an expanding net interest margin, reflecting a reduction in funding costs and strong mortgage refinance activity. However, our earnings were adversely affected by $477,000 in acquisition costs associated with our pending branch purchase from Sterling Savings Bank,” said Peter J. Johnson, President and CEO. “We recognized a portion of these acquisition costs now, and expect them to remain elevated over the next two quarters.”

In July 2012, Eagle announced a definitive agreement to purchase seven branch banking locations from Sterling Savings Bank, a wholly-owned subsidiary of Sterling Financial Corporation (NASDAQ:STSA). On October 15, 2012, Eagle announced receipt of regulatory approval from the Office of the Comptroller of the Currency for the transaction. The sale is expected to be completed during the second quarter of fiscal 2013 and will more than double Eagle’s franchise to 13 branches and extends its branch network throughout Southern Montana. Of the seven branches being acquired six are in new markets for Eagle, including two in Missoula, one in Billings, and one each in Hamilton, Livingston and Big Timber. The seventh is in Bozeman where Eagle already has a presence.

First Quarter Fiscal 2012 Highlights

  Eagle earned $422,000, or $0.11 per diluted share, in the first quarter of fiscal 2013 compared to $605,000, or $0.15 per diluted share, in the preceding quarter and $428,000, or $0.11 per diluted share, in the first quarter of fiscal 2012.
  Net interest margin was 3.72% in the fourth quarter, a 21 basis point improvement compared to 3.51% in the preceding quarter and a six basis point improvement compared to 3.66% in the first quarter a year ago.
  Nonperforming assets improved to $4.2 million, or 1.32% of total assets at September 30, 2012, compared to $5.6 million, or 1.70% of total assets three months earlier and $6.5 million, or 1.94% of total assets a year ago.
  Nonperforming loans declined to $2.3 million, or 1.36% of total loans at September 30, 2012 compared to $3.2 million, or 1.83% of total loans three months earlier and $5.2 million, or 2.77% of total loans a year ago.
  Capital ratios remain strong with a Tier 1 leverage ratio of 17.67%.
  Declared regular quarterly cash dividend of $0.07125 per share.

Balance Sheet Results

“Loan demand remains modest and loan payoffs have increased due to mortgage refinance activity. As a result the loan portfolio contracted again during the quarter,” said Johnson. Total loans declined 10.0% to $169.0 million at September 30, 2012 compared to $187.8 million at September 30, 2011. Commercial real estate loans were $65.1 million at September 30, 2012 compared to $65.9 million a year earlier and residential mortgage loans decreased 17.6% to $56.6 million compared to $68.7 million a year earlier. Commercial loans increased 16.7% to $14.4 million and home equity loans decreased 15.8% to $23.3 million compared to a year ago.

Total deposits increased 3.4% to $220.9 million at the end of September compared to $213.6 million a year ago. Checking and money market accounts represent 44.7% of total deposits, savings accounts represent 18.6% of total deposits, and CDs comprise 36.7% of the total deposit portfolio at September 30, 2012. Eagle had no brokered deposits at the end of September.

Total assets were $320.0 million at September 30, 2012, compared to $335.9 million a year earlier. Shareholders’ equity was $54.0 million at September 30, 2012, compared to $53.4 million a year ago and the tangible book value increased to $13.92 per share at September 30, 2012, compared to $13.69 per share a year ago.

Credit Quality

“We made good progress in continuing to reduce problem assets and as a result all of our key credit quality metrics further improved during the quarter,” said Clint Morrison, SVP and CFO. “Additionally, very few new loans moved into delinquency status during the quarter. Nonperforming loans (NPLs) decreased 28.7% to $2.3 million at September 30, 2012, compared to $3.2 million three months earlier, and decreased 55.9% when compared to $5.2 million, a year ago. Other real estate owned (OREO) and other repossessed assets totaled $1.9 million at September 30, 2012 compared to $2.4 million three months earlier and $1.3 million a year earlier.

Nonperforming assets (NPAs), consisting of nonperforming loans, OREO and other repossessed assets, loans delinquent 90 days or more, and restructured loans, decreased 24.3% to $4.2 million at September 30, 2012, compared to $5.6 million three months earlier, and decreased 35.1% when compared to $6.5 million a year ago.

Eagle’s first quarter provision for loan losses was $235,000, compared to $260,000 in the preceding quarter and $258,000 in the first quarter a year ago. Net charge offs were $60,000 in the first quarter compared to $335,000 in the preceding quarter and $508,000 in the first quarter a year ago. The allowance for loan losses now stands at $1.80 million, or 1.07% of total loans at September 30, 2012, compared to $1.6 million, or 0.93% of total loans at June 30, 2012, and $1.6 million, or 0.83% of total loans a year ago.

Operating Results

The net interest margin was 3.72% in the first quarter, compared to 3.51% in the preceding quarter and 3.66% in the first quarter a year ago. “The net interest margin expansion compared to the preceding quarter and a year ago reflects continuing reductions in funding costs, as well as the reduction in loans on nonaccrual status,” said Morrison. Funding costs for the first quarter of fiscal 2013 decreased 14 basis points compared to the previous quarter while asset yields increased eight basis points compared to the previous quarter.

Eagle’s revenues (net interest income before the provision for loan losses, plus non-interest income) increased 11.2% to $4.2 million, compared to $3.8 million in the preceding quarter. In the first quarter a year ago, Eagle’s revenues were $3.3 million. Net interest income before the provision for loan loss was $2.66 million in the first quarter of fiscal 2013, compared to $2.58 million in the preceding quarter and $2.76 million in the first quarter a year ago.

Largely because of increased mortgage refinance activity and the resulting gain on the sale of loans in the secondary market, total noninterest income increased 177% to $1.58 million in the first quarter of fiscal 2013, compared to $569,000 in the first quarter a year ago. In the fourth quarter of fiscal 2012 noninterest income was $1.23 million. Eagle’s first quarter net gain on the sale of loans increased to $812,000 compared to $534,000 in the preceding quarter and $236,000 in the first quarter a year ago.

In the first quarter of fiscal 2013 noninterest expense was $3.44 million, compared to $2.79 million in the preceding quarter and $2.46 million in the first quarter a year ago. The increase is primarily attributable to acquisition costs associated with the definitive agreement to purchase seven branch banking locations from Sterling Savings Bank, which totaled $477,000 during the first quarter of fiscal 2013.

Eagle’s first quarter return on average equity (ROAE) was 3.11% compared to 4.46% in the preceding quarter and 3.22% in the first quarter a year ago. Return on average assets (ROAA) was 0.53% in the first quarter compared to 0.74% in the preceding quarter and 0.51% in the first quarter a year ago.

Capital Management

Eagle Bancorp Montana continues to meet the well capitalized thresholds for regulatory purposes with a Tier 1 leverage ratio of 17.67% at September 30, 2012. “When we complete our acquisition of the seven branches from Sterling Savings Bank, our Tier 1 leverage ratio should be approximately 10.80%, still high enough to be considered well capitalized by our regulators,” Johnson added.

About the Company

Eagle Bancorp Montana, Inc. is the stock holding company of American Federal Savings Bank. American Federal Savings Bank was formed in 1922 and is headquartered in Helena, Montana. It has additional branches in Butte, Bozeman and Townsend. Eagle Bancorp Montana, Inc. commenced operations on April 5, 2010 following the conversion of Eagle Financial MHC and the sale of Eagle Bancorp Montana, Inc. stock. Eagle's common stock trades on the NASDAQ Global Market under the symbol "EBMT."

Forward Looking Statements

This release may contain certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and may be identified by the use of such words as "believe," "expect," "anticipate," "should," "planned," "estimated," and "potential." These forward-looking statements include, but are not limited to statements of our goals, intentions and expectations; statements regarding our business plans, prospects, growth and operating strategies; statements regarding the asset quality of our loan and investment portfolios; and estimates of our risks and future costs and benefits. These forward-looking statements are based on current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. These factors include, but are not limited to, changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements; general economic conditions, either nationally or in our market areas, that are worse than expected; competition among depository and other financial institutions; loan demand or residential and commercial real estate values in Montana; inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments; adverse changes in the securities markets; and other economic, governmental, competitive, regulatory and technological factors that may affect our operations. Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements.

Balance Sheet
(Dollars in thousands, except per share data)	(Unaudited)	(Audited)	(Unaudited)
	September 30,	June 30,	September 30,
	2012	2012	2011

Assets:
Cash and due from banks	$3,357	$3,534	$3,444
Interest-bearing deposits with banks	1,751	16,280	2,159
Federal funds sold	6,632	-	5,000
Total cash and cash equivalents	11,740	19,814	10,603
Securities available-for-sale, at market value	98,253	89,277	102,888
FHLB stock, at cost	1,985	2,003	2,003
Investment in Eagle Bancorp Statutory Trust I	155	155	155
Loans held-for-sale	9,160	10,613	3,160
Loans:
Residential mortgage (1-4 family)	56,600	61,671	68,680
Commercial loans	14,408	15,343	12,343
Commercial real estate	65,110	64,672	65,893
Construction loans	1,363	1,455	4,277
Consumer loans	8,328	8,778	9,057
Home equity	23,316	23,709	27,694
Unearned loan fees	(139)	(164)	(157)
Total loans	168,986	175,464	187,787
Allowance for loan losses	(1,800)	(1,625)	(1,550)
Net loans	167,186	173,839	186,237
Accrued interest and dividends receivable	1,352	1,371	1,548
Mortgage servicing rights, net	2,350	2,218	2,133
Premises and equipment, net	15,530	15,561	16,017
Cash surrender value of life insurance	9,247	9,172	8,955
Real estate and other assets acquired in settlement of loans, net of allowance for losses	1,937	2,361	1,303
Other assets	1,142	915	906
Total assets	$320,037	$327,299	$335,908

Liabilities:
Deposit accounts:
Noninterest bearing	26,031	23,425	21,650
Interest bearing	194,870	196,564	191,970
Total deposits	220,901	219,989	213,620
Accrued expense and other liabilities	6,356	5,809	4,889
Federal funds purchased	-	-	-
FHLB advances and other borrowings	33,646	42,696	58,846
Subordinated debentures	5,155	5,155	5,155
Total liabilities	266,058	273,649	282,510

Shareholders' Equity:
Preferred stock (no par value, 1,000,000 shares authorized, none issued or outstanding)	-	-	-
Common stock (par value $0.01; 8,000,000 shares authorized; 4,083,127 shares issued; 3,878,971; 3,878,971; and 3,901,487 outstanding at September 30, 2012, June 30, 2012 and September 30, 2011, respectively	41	41	41
Additional paid-in capital	22,113	22,112	22,112
Unallocated common stock held by employee stock ownership plan (ESOP)	(1,514)	(1,556)	(1,681)
Treasury stock, at cost (204,156; 204,156; and 181,640 shares at September 30, 2012, June 30, 2012, and September 30, 2011, respectively)	(2,210)	(2,210)	(1,981)
Retained earnings	33,135	32,990	32,068
Accumulated other comprehensive gain	2,414	2,273	2,839
Total shareholders' equity	53,979	53,650	53,398
Total liabilities and shareholders' equity	$320,037	$327,299	$335,908

Income Statement	(Unaudited)
(Dollars in thousands, except per share data)	Three Months Ended
	September 30	June 30	September 30
	2012	2012	2011
Interest and dividend Income:
Interest and fees on loans	$2,551	$2,535	$2,775
Securities available-for-sale	669	715	872
Interest on deposits with banks	5	4	6
Total interest and dividend income	3,225	3,254	3,653
Interest Expense:
Interest expense on deposits	248	252	289
Advances and other borrowings	294	398	583
Subordinated debentures	24	24	22
Total interest expense	566	674	894
Net interest income	2,659	2,580	2,759
Provision for loan losses	235	260	258
Net interest income after provision for loan losses	2,424	2,320	2,501

Noninterest income:
Service charges on deposit accounts	166	161	190
Net gain on sale of loans	812	534	236
Mortgage loan servicing fees	234	225	228
Net gain on sale of available-for-sale securities	67	209	57
Net gain (loss) on sale of OREO	(17)	6	-
Net gain (loss) on fair value hedge-FASB ASC 815	37	(137)	(330)
Other income	276	228	188
Total noninterest income	1,575	1,226	569

Noninterest expense:
Salaries and employee benefits	1,441	1,335	1,167
Occupancy and equipment expense	342	348	343
Data processing	147	155	151
Advertising	201	214	131
Amortization of mortgage servicing fees	187	161	93
Federal insurance premiums	49	50	30
Postage	26	37	25
Legal, accounting and examination fees	91	79	72
Consulting fees	26	28	87
Acquisition costs	477	50	-
Provision for valuation loss on OREO	68	4	-
Other	380	332	356
Total noninterest expense	3,435	2,793	2,455

Income before provision for income taxes	564	753	615
Provision for income taxes	142	148	187
Net income	$422	$605	$428

Basic earnings per share	$0.11	$0.16	$0.11
Diluted Earnings per share	$0.11	$0.15	$0.11
Weighted average shares outstanding (basic EPS)	3,724,789	3,720,651	3,739,610
Weighted average shares outstanding (diluted EPS)	3,928,945	3,924,807	3,912,326

Financial Ratios and Other Data
(Dollars in thousands, except per share data)
(Unaudited)	September 30,	June 30,	September 30,
	2012	2012	2011
Asset Quality:
Nonaccrual loans	$1,491	$1,814	$5,074
Loans 90 days past due	-	-	-
Restructured loans, net	803	1,404	131
Total nonperforming loans	2,294	3,218	5,205
Other real estate owned and other repossessed assets, net	1,930	2,361	1,303
Total nonperforming assets	$4,224	$5,579	$6,508
Nonperforming loans / portfolio loans	1.36%	1.83%	2.77%
Nonperforming assets / assets	1.32%	1.70%	1.94%
Allowance for loan losses / portfolio loans	1.07%	0.93%	0.83%
Allowance / nonperforming loans	78.47%	50.50%	29.78%
Gross loan charge-offs for the quarter	$64	$346	$510
Gross loan recoveries for the quarter	$4	$11	$2
Net loan charge-offs for the quarter	$60	$335	$508

Capital Data (At quarter end):
Book value per share	$13.92	$13.83	$13.69
Shares outstanding	3,878,971	3,878,971	3,901,487

Profitability Ratios (For the quarter):
Efficiency ratio*	79.02%	71.16%	70.75%
Return on average assets	0.53%	0.74%	0.51%
Return on average equity	3.11%	4.46%	3.22%
Net interest margin	3.72%	3.51%	3.66%

Profitability Ratios (Year-to-date):
Efficiency ratio *	79.02%	70.82%	70.75%
Return on average assets	0.53%	0.66%	0.51%
Return on average equity	3.11%	4.06%	3.22%
Net interest margin	3.72%	3.68%	3.66%

Other Information
Average total assets for the quarter	$320,776	$328,350	$334,428
Average total assets year to date	$320,776	$331,161	$334,428
Average earning assets for the quarter	$286,273	$293,934	$301,488
Average earning assets year to date	$286,273	$297,174	$301,488
Average loans for the quarter **	$180,782	$184,076	$187,643
Average loans year to date **	$180,782	$188,502	$187,643
Average equity for the quarter	$54,265	$54,209	$53,121
Average equity year to date	$54,265	$53,675	$53,121
Average deposits for the quarter	$219,522	$219,398	$212,144
Average deposits year to date	$219,522	$214,490	$212,144

* The efficiency ratio is a non-GAAP ratio that is calculated by dividing non-interest expense, exclusive of intangible asset amortization, by the sum of net interest income and non-interest income.
** includes loans held for sale

CONTACT:
Eagle Bancorp Montana, Inc.
Peter J. Johnson, President and CEO, 406-457-4006
or
Clint J. Morrison, SVP and CFO, 406-457-4007